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                                                                      EXHIBIT 11

                       CROWN CASTLE INTERNATIONAL CORP.

                            COMPUTATION OF NET LOSS
                               PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                                     YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------------------------
                                                      1997        1998        1999          2000           2001
                                                    --------    --------    --------      --------       --------
Loss before extraordinary item and
 cumulative effect of change in
 accounting principle...............                $(11,942)   $(37,775)  $ (94,347)   $(203,291)     $(366,167)
Dividends on preferred stock........                  (2,199)     (5,411)    (28,881)     (59,469)       (79,028)
                                                    --------    --------   ---------    ---------      ---------

Loss before extraordinary item and
 cumulative effect of change in
 accounting principle applicable
 to common stock for basic and
 diluted computations...............                 (14,141)    (43,186)   (123,228)    (262,760)      (445,195)

Extraordinary item..................                      --          --          --       (1,495)            --
Cumulative effect of change in
 accounting principle...............                      --          --      (2,414)          --             --
                                                    --------    --------   ---------    ---------      ---------
Net loss applicable to common
 stock for basic and
 diluted computations...............                $(14,141)   $(43,186)  $(125,642)   $(264,255)     $(445,195)
                                                    ========    ========   =========    =========      =========

Weighted-average number of
 common shares outstanding
 during the period for basic
 and diluted computations
 (in thousands).....................                   6,238      42,518     131,466      178,588        214,246
                                                    ========    ========   =========    =========      =========

Per common share--basic and diluted:
  Loss before extraordinary item and
   cumulative effect of change in
   accounting principle.............                $  (2.27)   $  (1.02)  $   (0.94)     $ (1.47)       $ (2.08)

Extraordinary item..................                      --          --          --        (0.01)            --

Cumulative effect of change in
 accounting principle...............                      --          --       (0.02)          --             --
                                                    --------    --------   ---------    ---------      ---------
   Net loss.........................                $  (2.27)   $  (1.02)  $   (0.96)     $ (1.48)       $ (2.08)
                                                    ========    ========   =========    =========      =========
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